Exhibit 10.1

Letter of Resignation of Steven Radt

Steven Radt
221 Willow Ave.
Hoboken, NJ 07030

December 2, 2008

Mr. Mark S. Klein
Hybrid Dynamics Corporation
52-66 Iowa Ave.
Paterson, NJ 07502

Dear Mark,

Please accept this letter as my resignation as member of the Board of Directors and the positions of Chief Executive Officer and Treasurer of Hybrid Dynamics Corporation and its subsidiaries, effective immediately.

Sincerely,
/s/ STEVEN RADT
Steven Radt